Pericom Semiconductor: (NASDAQ: PSEM) Q2FY15 Earnings

2 Copyright Pericom Semiconductor Corp 2015 Confidential » This presentation will include remarks about future expectations, plans and prospects for Pericom which constitute forward - looking statements for purposes of the safe - harbor provisions under applicable federal securities laws. Such forward - looking statements include the statements in the slide entitled ”Q3FY15 Business Outlook”, which sets forth expected revenues, gross margin and other financial results for the fiscal third quarter . » Actual results may differ materially from our forward - looking statements, as a result of various important risks and uncertainties, including unexpected softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory and other risks and uncertainties which are detailed and may be reviewed in the Company’s filings with the SEC. » All forward - looking statements included in this presentation are made as of the date of this presentation, and Pericom expressly disclaims any obligation to update the information provided in this presentation, except as required by law. » We encourage you to review our most recent annual report on Form 10 - K and our most recent quarterly report on Form 10 - Q filed with the SEC and, in particular the risk factor sections of those filings. Safe Harbor

3 Copyright Pericom Semiconductor Corp 2015 Confidential Q2’15 Q1’15 QoQ Q2’14 YoY Revenue $33.3M $33.3M - $32.0 $1.3M Gross Margin 46.2% 44.2% +2.0% 39.8% +6.4% Operating Income $4.5M $3.8M $0.7M $1.7M $2.8M Operating Margin 13.5% 11.4% +2.1% 5.2% +8.3% Net Income $5.0M $3.7M $1.3M $1.9M $3.1M Net Margin 15.1% 11.2% +3.9% 5.9% +9.2% EPS - diluted $0.22 $0.16 $0.06 $0.08 $0.14 Tax Rate 24.1% 27.4% (3.3%) 31.7% (7.6%) Q2FY15 Earnings Overview (Non - GAAP Results)

4 Copyright Pericom Semiconductor Corp 2015 Confidential Dec 2014 Cash & Investments $129M Working Capital $152M Total Assets $248M Total Liabilities $34M Shareholders’ Equity $214M Book Value / Share $9.56 Tangible Net Worth / Share $9.31 Cash & Investments / Share $5.76 Strong Balance Sheet

5 Copyright Pericom Semiconductor Corp 2015 Confidential » Market Segment » Networking / Telecom 33% » Consumer 14% » PC Notebook 19% » Server / Storage 14% » Embedded 13% » Others 7% » Product Line » ICs – 63% » Frequency Control Products (FCP) – 37% Q2 Revenue Mix » Geographic » Asia – 91% » N. America 6% » Europe 3% » Channel » Distribution – 67% » CMs – 25% » OEMs – 8% » Key End Customers » Top five – 28% » No customer > 10%

6 Copyright Pericom Semiconductor Corp 2015 Confidential » Introduced 24 new products: » Targeted to our focus market segments (in parenthesis) » Connectivity – 4 new products: » PCIe GEN2 medium size packet switches (Enterprise, Cloud Computing, Embedded) » UART Bridge (Embedded) » Switching – 8 new products: » 12Gb High Performance (Server, Storage, Cloud Computing) » USB Charging (Computing, Mobility, Automotive) » Audio and Wide Voltage Range (Mobility, Embedded, Networking) » Timing – 8 new products: » High Performance Clock Generators and Buffers – (Enterprise, Cloud Computing, Telecom) » Real Time Clocks (Mobility) » XO (Networking, Enterprise) » Signal Integrity – 4 new products: » Very Low Voltage USB3 ReDrivers – (Mobility, Server, Consumer) » HDMI/DP ReDrivers (Consumer, Computing) New Products – 2QFY15

7 Copyright Pericom Semiconductor Corp 2015 Confidential Q3 FY15 Business Outlook (Non - GAAP) Range of Estimates Revenue $31.5M to $33.5M Gross Margin Approx. 45.0% Operating Expense Approx. $11.2M Other Income Approx. $1.0M Tax Rate 22% to 24%

8 Copyright Pericom Semiconductor Corp 2015 Confidential Pericom Semiconductor: Enabling High - speed Serial Connectivity ( Nasdaq : PSEM) Fiscal 2Q15 Earnings Q & A